EXHIBIT 23.1

I.  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-102696, No. 333-57052 and No. 333-84473 on Form S-8 of our report dated September 9, 2005, June 9, 2006 as to the effects of the restatement discussed in Note 20 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), relating to the financial statements of Oriental Financial Group, Inc. appearing in this annual report on Form 10-K of Oriental Financial Group Inc. for the year ended December 31, 2006.

/s/  DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
March 27, 2007

Stamp No. 2194120
affixed to original.